UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                       Video Network Communications, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                         (Title of Class of Securities)

                                    674421201
                                 (CUSIP Number)

                                  May 17, 2002
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Wheatley Partners III, L.P.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              1,164,925 shares                              2.4%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             501,742 shares                                1.0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               1,164,925 shares                              2.4%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              501,742 shares                                1.0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,666,667 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.4%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Wheatley Associates III, L.P.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              249,122 shares                                0.5%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             1,417,545 shares                              2.9%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               249,122 shares                                0.5%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              1,417,545 shares                              2.9%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,666,667 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.4%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       Wheatley Foreign Partners III, L.P.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              252,620 shares                                0.5%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             1,414,047 shares                              2.9%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               252,620 shares                                0.5%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              1,414,047 shares                              2.9%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,666,667 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.4%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              120,517 shares                                0.2%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             6,928,803 shares                             14.0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               120,517 shares                                0.2%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              6,928,803 shares                             14.0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                7,049,320 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           14.2%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Irwin Lieber

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              287,184 shares                                0.6%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             1,666,667 shares                              3.4%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               287,184 shares                                0.6%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              1,666,667 shares                              3.4%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,953,851 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            4.0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Barry Fingerhut

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              125,000 shares                                0.3%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             1,666,667 shares                              3.4%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               125,000 shares                                0.3%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              1,666,667 shares                              3.4%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,791,667 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.7%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Seth Lieber

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              41,667 shares                                 0.1%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             1,666,667 shares                              3.4%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               41,667 shares                                 0.1%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              1,666,667 shares                              3.4%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,708,334 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.5%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Jonathan Lieber

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              0 shares                                        0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             1,666,667 shares                              3.4%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               0 shares                                        0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              1,666,667 shares                              3.4%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,666,667 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.4%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Nancy Casey

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              0 shares                                        0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             1,666,667 shares                              3.4%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               0 shares                                        0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              1,666,667 shares                              3.4%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,666,667 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.4%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Woodland Venture Fund

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              2,020,379 shares                              4.1%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             0 shares                                        0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               2,020,379 shares                              4.1%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              0 shares                                        0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                2,020,379 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            4.1%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Seneca Ventures

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              1,805,866 shares                              3.7%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             0 shares                                        0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               1,805,866 shares                              3.7%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              0 shares                                        0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,805,866 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.7%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Partners

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              1,162,620 shares                              2.4%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             0 shares                                        0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               1,162,620 shares                              2.4%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              0 shares                                        0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,162,620 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            2.4%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Brookwood Partners, L.P.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              251,771 shares                                0.5%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             0 shares                                        0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               251,771 shares                                0.5%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              0 shares                                        0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 251,771 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.5%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               The Marilyn and Barry Rubenstein Family Foundation

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              21,500 shares                                0.04%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             0 shares                                        0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               21,500 shares                                0.04%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              0 shares                                        0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  21,500 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.04%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       OO

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Marilyn Rubenstein

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              0 shares                                        0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             5,382,653 shares                             10.8%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               0 shares                                        0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              5,382,653 shares                             10.8%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                5,382,653 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           10.8%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Brian Rubenstein

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              95,982 shares                                 0.2%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             21,500 shares                                0.04%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               95,982 shares                                 0.2%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              21,500 shares                                0.04%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 117,482 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.2%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Rebecca Altman

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|

                                                                         (b) |_|

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              95,982 shares                                 0.2%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially             21,500 shares                                0.04%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting               95,982 shares                                 0.2%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                              21,500 shares                                0.04%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 117,482 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.2%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

      The following statement, dated May 17, 2002, constitutes Amendment No. 3 to the Schedule 13G, filed by the undersigned (the "Schedule 13G").

ITEM 1.

            (a)   Name of Issuer: Video Network Communications, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  50 International Drive
                  Portsmouth, New Hampshire 03801

      The following warrants are held by the reporting persons:

            "June 04 Warrants" - each warrant entitles the holder to purchase one share of Common Stock for the period ending on June 15, 2004, for an exercise price of $20.00 per share.

            "January 05 Warrants" - each warrant entitles the holder to purchase one share of Common Stock for the period ending on January 10, 2005, for the exercise price of $3.94348 per share.

            "March 06 Warrants" - each warrant entitles the holder to purchase one share of Common Stock for the period ending on March 30, 2006, for an exercise price of $5.93005 per share.

            "First October 06 Warrants" - each warrant entitles the holder to purchase one share of Common Stock for the period ending on October 2, 2006, for an exercise price of $0.60 per share.

            "Second October 06 Warrants" - each warrant entitles the holder to purchase one share of Common Stock for the period ending on October 2, 2006, for an exercise price of $0.60 per share.

            "March 07 Warrants" - each warrant entitles the holder to purchase one share of Common Stock for the period ending on March 24, 2007, for an exercise price of $2.00 per share.

            "August 07 Warrants" - each warrant entitles the holder to purchase one share of Common Stock for the period ending on August 26, 2007, for an exercise price of $1.30 per share.

            "May11 Warrants" - each warrant entitles the holder to purchase one share of Common Stock for the period ending on May 25, 2011, for an exercise price of $5.93005 per share.

ITEM 2.

      1.    (a) Name of Person Filing:    Wheatley Partners III, L.P.
            (b) Address of Principal Business Office, or, if none, Residence:
                                          80 Cuttermill Road
                                          Great Neck, New York 11021
            (c) Place of Organization:    Delaware

      2.    (a) Name of Person Filing:    Wheatley Associates III, L.P.
            (b) Address of Principal Business Office, or, if none, Residence:
                                          80 Cuttermill Road
                                          Great Neck, New York 11021
            (c) Place of Organization:    Delaware

      3.    (a) Name of Person Filing:    Wheatley Foreign Partners III, L.P.
            (b) Address of Principal Business Office, or, if none, Residence:
                                          80 Cuttermill Road
                                          Great Neck, New York 11021
            (c) Place of Organization:    Delaware

      4.    (a) Name of Person Filing:    Barry Rubenstein
            (b) Address of Principal Business Office, or, if none, Residence:
                                          68 Wheatley Road
                                          Brookville, New York 11545
            (c) Citizenship:              United States

      5.    (a) Name of Person Filing:    Irwin Lieber
            (b) Address of Principal Business Office, or, if none, Residence:
                                          80 Cuttermill Road
                                          Great Neck, New York 11021
            (c) Citizenship:              United States

      6.    (a) Name of Person Filing:    Barry Fingerhut
            (b) Address of Principal Business Office, or, if none, Residence:
                                          80 Cuttermill Road
                                          Great Neck, New York  11021
            (c) Citizenship:              United States

      7.    (a) Name of Person Filing:    Seth Lieber
            (b) Address of Principal Business Office, or, if none, Residence:
                                          80 Cuttermill Road
                                          Great Neck, New York 11021
            (c) Citizenship:              United States

      8.    (a) Name of Person Filing:    Jonathan Lieber
            (b) Address of Principal Business Office, or, if none, Residence:
                                          80 Cuttermill Road
                                          Great Neck, New York 11021
            (c) Citizenship:              United States

      9.    (a) Name of Person Filing:    Nancy Casey
            (b)Address of Principal Business Office, or, if none, Residence:
                                          80 Cuttermill Road
                                          Great Neck, New York 11021
            (c) Citizenship:              United States

      10.   (a) Name of Person Filing:    Seneca Ventures
            (b) Address of Principal Business Office, or, if none, Residence:
                                          68 Wheatley Road
                                          Brookville, New York 11545
            (c) Place of Organization:    New York

      11.   (a) Name of Person Filing:    Woodland Venture Fund
            (b) Address of Principal Business Office, or, if none, Residence:
                                          68 Wheatley Road
                                          Brookville, New York 11545
            (c) Place of Organization:    New York

      12.   (a) Name of Person Filing:    Woodland Partners
            (b) Address of Principal Business Office, or, if none, Residence:
                                          68 Wheatley Road
                                          Brookville, New York 11545
            (c) Place of Organization:    New York

      13.   (a) Name of Person Filing:    The Marilyn and Barry Rubenstein
                                          Family Foundation
            (b) Address of Principal Business Office, or, if none, Residence:
                                          68 Wheatley Road
                                          Brookville, New York 11545
            (c) Place of Organization:    New York

      14.   (a) Name of Person Filing:    Marilyn Rubenstein
            (b) Address of Principal Business Office, or, if none, Residence:
                                          68 Wheatley Road
                                          Brookville, New York 11545
            (c) Citizenship:              United States

      15.   (a) Name of Person Filing:    Brookwood Partners, L.P.
            (b) Address of Principal Business Office, or, if none, Residence:
                                          68 Wheatley Road
                                          Brookville, New York 11545
            (c) Place of Organization:    New York

      16.   (a) Name of Person Filing:    Woodland Services Corp.
            (b) Address of Principal Business Office, or, if none, Residence:
                                          68 Wheatley Road
                                          Brookville, New York 11545
            (c) Place of Organization:    New York

      17.   (a) Name of Person Filing:    Brian Rubenstein
            (b) Address of Principal Business Office, or, if none, Residence:
                                          36 Barstow Road
                                          Great Neck, New York 11021
            (c) Citizenship:              United States

      18.   (a) Name of Person Filing:    Rebecca Altman
            (b) Address of Principal Business Office, or, if none, Residence:
                                          46 Peacock Drive
                                          Roslyn, New York 11576
            (c) Citizenship:              United States

            (d) Title of Class of Securities: Common Stock, $0.01 par value per share
            (e) CUSIP Number:             674421201

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

            (a)  |_|    Broker or dealer registered under section 15 of the Act
                        (15 U.S.C.78o).

            (b)  |_|    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

            (c)  |_|    Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

            (d)  |_|    Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)  |_|    An investment adviser in accordance with
                        ss.240.13d-1(b)(1)(ii)(E);

            (f)  |_|    An employee benefit plan or endowment fund in accordance
                        with ss.240.13d-1(b)(1)(ii)(F).

            (g)  |_|    A parent holding company or control person in accordance
                        with ss.240.13d-1(b)(1)(ii)(G).

            (h)  |_|    A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i)  |_|    A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

            (j)  |_|    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. Ownership.

1.  Wheatley Partners III, L.P. ("Wheatley Partners III"):
    (a)  Amount Beneficially Owned: 1,666,667(1,2,3,4) shares.
    (b)  Percent of Class: 3.4%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 1,164,925(1) shares.
         (ii) shared power to vote or to direct the vote: 501,742(2,3,4) shares.
         (iii)  sole power to dispose or to direct the disposition of:
                1,164,925(1) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                501,742(2,3,4) shares.

2.  Wheatley Associates III, L.P. ("Wheatley Associates")
    (a)  Amount Beneficially Owned: 1,666,667(1,2,3,4) shares.
    (b)  Percent of Class: 3.4%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 249,122(3) shares.
         (ii) shared power to vote or to direct the vote: 1,417,545(1,2,4) shares.
         (iii)  sole power to dispose or to direct the disposition of:
                249,122(3) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                1,417,545(1,2,4) shares.

3.  Wheatley Foreign Partners III, L.P. ("Wheatley Foreign III")
    (a)  Amount Beneficially Owned: 1,666,667(1,2,3,4) shares.
    (b)  Percent of Class: 3.4%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 252,620(4) shares.
         (ii) shared power to vote or to direct the vote: 1,414,047(1,2,3) shares.
         (iii)  sole power to dispose or to direct the disposition of:
                252,620(4) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                1,414,047(1,2,3) shares.

4.  Barry Rubenstein:
    (a)  Amount Beneficially Owned:
         7,049,320(1,2,3,4,5,6,7,8,9,10,11,12,13,14,15) shares.
    (b)  Percent of Class: 14.2%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 120,517(5) shares.
         (ii)   shared power to vote or to direct the vote:
                6,928,803(1,2,3,4, 6,7,8,9,10,11,12,13,14,15) shares.
         (iii)  sole power to dispose or to direct the disposition of:
                120,517(5) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                6,928,803(1,2,3,4,6,7,8,9,10,11,12,13,14,15) shares.

5.  Irwin Lieber:
    (a)  Amount Beneficially Owned: 1,953,851(1,2,3,4,16,17) shares.
    (b)  Percent of Class: 4.0%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 287,184(16,17) shares.
         (ii) shared power to vote or to direct the vote: 1,666,667(1,2,3,4) shares.
         (iii)  sole power to dispose or to direct the disposition of:
                287,184(16,17) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                1,666,667(1,2,3,4) shares.

6.  Barry Fingerhut:
    (a)  Amount Beneficially Owned: 1,791,667(1,2,3,4,18) shares.
    (b)  Percent of Class: 3.7%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 125,000(18) shares.
         (ii) shared power to vote or to direct the vote: 1,666,667(1,2,3,4) shares.
         (iii)  sole power to dispose or to direct the disposition of:
                125,000(18) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                1,666,667(1,2,3,4) shares.

7.  Seth Lieber:
         Amount Beneficially Owned: 1,708,334(1,2,3,4,19) shares.
    (b)  Percent of Class: 3.5%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 41,667(19) shares.
         (ii) shared power to vote or to direct the vote: 1,666,667(1,2,3,4) shares.
         (iii)  sole power to dispose or to direct the disposition of:
                41,667(19) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                1,666,667(1,2,3,4) shares.

8.  Jonathan Lieber:
    (a)  Amount Beneficially Owned: 1,666,667(1,2,3,4) shares.
    (b)  Percent of Class: 3.4%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 0 shares.
         (ii) shared power to vote or to direct the vote: 1,666,667(1,2,3,4) shares.
         (iii)  sole power to dispose or to direct the disposition of: 0 shares.
         (iv)   shared power to dispose or to direct the disposition of:
                1,666,667(1,2,3,4) shares.

9.  Nancy Casey
    (a)  Amount Beneficially Owned: 1,666,667(1,2,3,4) shares.
    (b)  Percent of Class: 3.4%
    (c)  Number of Shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 0 shares.
         (ii) shared power to vote or to direct the vote: 1,666,667(1,2,3,4) shares.
         (iii)  sole power to dispose or to direct the disposition of:
                0 shares.
         (iv)   shared power to dispose or to direct the disposition of:
                1,666,667(1,2,3,4) shares.

10. Seneca Ventures:
    (a)  Amount Beneficially Owned: 1,805,866(6,12) shares.
    (b)  Percent of Class: 3.7%
    (c)  Number of shares as to which such person has:
         (i) sole power to vote or to direct the vote: 1,805,866(6,12) shares.
         (ii)   shared power to vote or to direct the vote: 0 shares.
         (iii)  sole power to dispose or to direct the disposition of:
                1,805,866(6,12) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                0 shares.

11. Woodland Venture Fund ("Woodland Venture"):
    (a)  Amount Beneficially Owned: 2,020,379(7,13) shares.
    (b)  Percent of Class: 4.1%
    (c)  Number of shares as to which such person has:
         (i) sole power to vote or to direct the vote: 2,020,379(7,13) shares.
         (ii)   shared power to vote or to direct the vote: 0 shares.
         (iii)  sole power to dispose or to direct the disposition of:
                2,020,379(7,13) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                0 shares.

12. Woodland Partners:
    (a)  Amount Beneficially Owned: 1,162,620(9,14) shares.
    (b)  Percent of Class: 2.4%
    (c)  Number of shares as to which such person has:
         (i) sole power to vote or to direct the vote: 1,162,620(9,14) shares.
         (ii)   shared power to vote or to direct the vote: 0 shares.
         (iii) sole power to dispose or to direct the disposition of: ' 1,162,620(9,14) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                0 shares.

13. The Marilyn and Barry Rubenstein Family Foundation (the "Foundation"):
    (a)  Amount Beneficially Owned: 21,500(10,15) shares.
    (b)  Percent of Class: 0.04%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 21,500(10,15) shares.
         (ii)   shared power to vote or to direct the vote: 0 shares.
         (iii)  sole power to dispose or to direct the disposition of:
                21,500(10,15) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                0 shares.

14. Brookwood Partners, L.P. ("Brookwood")
    (a)  Amount Beneficially Owned: 251,771(8) shares.
    (b)  Percent of Class: 0.5%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 251,771(8) shares.
         (ii)   shared power to vote or to direct the vote: 0 shares.
         (iii)  sole power to dispose or to direct the disposition of:
                251,771(8) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                0 shares.

15. Marilyn Rubenstein:
    (a)  Amount Beneficially Owned: 5,382,653(2,5,6,7,8,9,10,11,12,13,14,15)
         shares.
    (b)  Percent of Class: 10.8%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 0 shares.
         (ii)   shared power to vote or to direct the vote:
                5,382,653(2,5,6,7,8,9,10,11,12,13,14,15) shares.
         (iii)  sole power to dispose or to direct the disposition of: 0 shares.
         (iv)   shared power to dispose or to direct the disposition of:
                5,382,653(2,5,6,7,8,9,10,11,12,13,14,15) shares.

16. Woodland Services Corp.:
    (a)  Amount Beneficially Owned: 3,826,245(2,6,7,12,13) shares.
    (b)  Percent of Class: 7.7%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 0 shares.
         (ii)   shared power to vote or to direct the vote:
                3,826,245(2,6,7,12,13) shares.
         (iii)  sole power to dispose or to direct the disposition of: 0 shares.
         (iv)   shared power to dispose or to direct the disposition of:
                3,826,245(2,6,7,12,13) shares.

17. Brian Rubenstein:
    (a)  Amount Beneficially Owned: 117,482(2,10,15,20) shares.
    (b)  Percent of Class: 0.2%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 95,982(20) shares.
         (ii) shared power to vote or to direct the vote: 21,500(2,10,15) shares.
         (iii)  sole power to dispose or to direct the disposition of:
                95,982(20) shares.
         (iv) shared power to dispose or to direct the disposition of 21,500(2,10,15) shares.

18. Rebecca Altman:
    (a)  Amount Beneficially Owned: 117,482(2,10,15,21) shares.
    (b)  Percent of Class: 0.2%
    (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote: 95,982(21) shares.
         (ii) shared power to vote or to direct the vote: 21,500(2,10,15) shares.
         (iii)  sole power to dispose or to direct the disposition of:
                95,982(21) shares.
         (iv)   shared power to dispose or to direct the disposition of:
                21,500(2,10,15) shares.

      Wheatley Partners III, LLC ("Wheatley III, LLC") is the general partner in Wheatley III, Wheatley Foreign III and Wheatley Associates. Messrs. Barry Rubenstein, Irwin Lieber, Seth Lieber, Jonathan Lieber, Barry Fingerhut and Nancy Casey are members and officers of Wheatley III, LLC.

      Barry Rubenstein is a general partner of each of Seneca, Woodland Venture, Woodland Partners and Brookwood and a trustee of the Foundation. Woodland Services Corp., a New York corporation ("Woodland Services"), is a general partner of Seneca and Woodland Venture. Marilyn Rubenstein is a general partner of Woodland Partners, an officer of Woodland Services Corp., a trustee of the Foundation, the spouse of Mr. Rubenstein and the mother of Brian Rubenstein and Rebecca Altman.

      Brian Rubenstein and Rebecca Altman are also trustees of the Foundation.

----------

(1)   Includes 1,164,925 shares of Common Stock owned by Wheatley III.

(2) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

(3)   Includes 249,122 shares of Common Stock owned by Wheatley Associates III.

(4)   Includes 252,620 shares of Common Stock owned by Wheatley Foreign III.

(5)   Includes 110,399 shares of Common Stock owned by Barry Rubenstein.

(6)   Includes 1,420,977 shares of Common Stock owned by Seneca Ventures.

(7)   Includes 1,546,627 shares of Common Stock owned by Woodland Venture.

(8)   Includes 251,771 shares of Common Stock owned by Brookwood.

(9)   Includes 997,207 shares of Common Stock owned by Woodland Partners.

(10)  Includes 10,000 shares of Common Stock owned by the Foundation.

(11) Includes 10,118 shares of Common Stock issuable upon the exercise of the January 05 Warrants owned by Barry Rubenstein.

(12) Includes 23,000 shares of Common Stock issuable upon the exercise of the June 04 Warrants, 10,118 shares of Common Stock issuable upon the exercise of the January 05 Warrants, 25,295 shares of Common Stock issuable upon the exercise of the March 06 Warrants, 40,000 shares of Common Stock issuable upon the exercise of the First October 06 Warrants, 59,022 shares of Common Stock issuable upon the exercise of the Second October 06 Warrants, 60,000 shares of Common Stock issuable upon the exercise of the March 07 Warrants, 100,000 shares of Common Stock issuable upon the exercise of the August 07 Warrants and 67,454 shares of Common Stock issuable upon the exercise of the May 11 Warrants owned by Seneca.

(13) Includes 46,000 shares of Common Stock issuable upon the exercise of the June 04 Warrants, 10,118 shares of Common Stock issuable upon the exercise of the January 05 Warrants, 33,727 shares of Common Stock issuable upon the exercise of the March 06 Warrants, 40,000 shares of Common Stock issuable upon the exercise of the First October 06 Warrants, 59,022 shares of Common Stock issuable upon the exercise of the Second October 06 Warrants, 60,000 shares of Common Stock issuable upon the exercise of the March 07 Warrants, 149,000 shares of Common Stock issuable upon the exercise of the August 07 Warrants and 75,885 shares of Common Stock issuable upon the exercise of the May 11 Warrants owned by Woodland Venture.

(14) Includes 10,118 shares of Common Stock issuable upon the exercise of the June 04 Warrants, 30,000 shares of Common Stock issuable upon the exercise of the March 07 Warrants, 100,000 shares of Common Stock issuable upon the exercise of the August 07 Warrants and 25,295 shares of Common Stock issuable upon the exercise of the May 11 Warrants owed by Woodland Partners.

(15) Includes 11,500 shares of Common Stock issuable upon the exercise of the June 04 Warrants owned by the Foundation.

(16)  Includes 277,066 shares of Common Stock owned by Irwin Lieber.

(17) Includes 10,118 shares of Common Stock issuable upon the exercise of the January 05 Warrants owned by Irwin Lieber.

(18)  Includes 125,000 shares of Common Stock owned by Barry Fingerhut.

(19)  Includes 41,667 shares of Common Stock owned by Seth Lieber.

(20)  Includes 95,982 shares of Common Stock owned by Brian Rubenstein.

(21)  Includes 95,982 shares of Common Stock owned by Rebecca Altman.

ITEM 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not Applicable.

ITEM 7. Identification and Classification of the Subsidiary, Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not Applicable.

ITEM 8. Identification and Classification of Members of the Group.

      Exhibit A - Joint Filing Agreement attached hereto.

ITEM 9. Notice of Dissolution of Group.

      Not Applicable.

ITEM 10. Certification.

      The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

            By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of his/her/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


Dated:  September 3, 2002           WHEATLEY PARTNERS III, L.P.
                                    By: Wheatley Partners III LLC,
                                            the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, President


                                    WHEATLEY FOREIGN PARTNERS III, L.P.
                                    By: Wheatley Partners III LLC,
                                            the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, President


                                    WHEATLEY ASSOCIATES III, L.P.
                                    By: Wheatley Partners III LLC,
                                            the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, President


                                    /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein


                                    /s/ Irwin Lieber
                                    --------------------------------------------
                                    Irwin Lieber


                                    /s/ Barry Fingerhut
                                    --------------------------------------------
                                    Barry Fingerhut


                                    /s/ Seth Lieber
                                    --------------------------------------------
                                    Seth Lieber


                                    /s/ Jonathan Lieber
                                    --------------------------------------------
                                    Jonathan Lieber


                                    /s/ Nancy Casey
                                    --------------------------------------------
                                    Nancy Casey

                                    SENECA VENTURES

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                    WOODLAND VENTURE FUND

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                    WOODLAND PARTNERS

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                    BROOKWOOD PARTNERS, L.P.

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                    THE MARILYN AND BARRY RUBENSTEIN
                                            FAMILY FOUNDATION


                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a Trustee


                                    /s/ Marilyn Rubenstein
                                    --------------------------------------------
                                    Marilyn Rubenstein

                                    /s/ Brian Rubenstein
                                    --------------------------------------------
                                    Brian Rubenstein

                                    /s/ Rebecca Altman
                                    --------------------------------------------
                                    Rebecca Altman

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share, of Video Network Communications, Inc. and that this Agreement be included as an Exhibit to such joint filing.

      IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 17th day of May, 2002.


                                    WHEATLEY PARTNERS III, L.P.
                                    By: Wheatley Partners III LLC,
                                            the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, President


                                    WHEATLEY FOREIGN PARTNERS III, L.P.
                                    By: Wheatley Partners III LLC,
                                            the General Partner


                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, President


                                    WHEATLEY ASSOCIATES III, L.P.
                                    By: Wheatley Partners III LLC,
                                            the General Partner

                                    By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, President

                                    /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein

                                    /s/ Irwin Lieber
                                    --------------------------------------------
                                    Irwin Lieber

                                    /s/ Barry Fingerhut
                                    --------------------------------------------
                                    Barry Fingerhut


                                    /s/ Seth Lieber
                                    --------------------------------------------
                                    Seth Lieber

                                    /s/ Jonathan Lieber
                                    --------------------------------------------
                                    Jonathan Lieber


                                    /s/ Nancy Casey
                                    --------------------------------------------
                                    Nancy Casey

                                    SENECA VENTURES

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                    WOODLAND VENTURE FUND

                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                    WOODLAND PARTNERS


                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                    BROOKWOOD PARTNERS, L.P.


                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                    THE MARILYN AND BARRY RUBENSTEIN
                                             FAMILY FOUNDATION


                                    By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a Trustee

                                    /s/ Marilyn Rubenstein
                                    --------------------------------------------
                                    Marilyn Rubenstein

                                    /s/ Brian Rubenstein
                                    --------------------------------------------
                                    Brian Rubenstein

                                    /s/ Rebecca Altman
                                    --------------------------------------------
                                    Rebecca Altman